Exhibit 99.2

2016 second quarter results	May 10, 2016
Prepared remarks
1

Prepared Remarks

Nuance Second Quarter Fiscal 2016
Nuance is providing a copy of these prepared remarks, in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

The conference call will begin at 5:00 p.m. EST today and will include only brief comments followed by questions and answers. To access the live broadcast, please visit the Investor Relations section of Nuance’s website at www.nuance.com. The call can also be heard by dialing 800-230-1059 or 612-234-9960 at least five minutes prior to the call and referencing code 392170. A replay will be available within 24 hours of the announcement by dialing 800-475-6701 or 320-365-3844 and using the access code 392170.

Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on our non-GAAP financial measures.

Summary of Business and Financial Trends
In the second quarter of 2016, we continued to improve our performance, evolve our business toward recurring revenue models, execute upon our transformation program, and position the company for increased future revenue growth.

Solid net new bookings in Q2 16 resulted in 3% year-over-year net new bookings growth, and we delivered non-GAAP revenue of $487.4 million. In Q2 16, our non-GAAP gross margin increased by 50 basis points, improving year-over-year for the fifth consecutive quarter. For Q2 16 compared to the quarter a year ago, non-GAAP operating margin increased by 250 basis points, non‑GAAP fully diluted earnings per share grew by $0.08 to $0.38, cash flow from operations increased 33%, and total deferred revenue grew by 17.4%. We now have seen year-over-year improvement in each of these metrics for at least seven consecutive quarters. Cash flow from operations was a record $159.9 million, compared to $119.9 million in Q2 15, and as a percentage of non-GAAP net income was 139%, up from 121% a year ago. Cash flow from operations for the trailing 12-month period was $573.0 million.

In FY 2015, we began a formal transformation program designed to focus our product investments on our best growth opportunities, increase operating efficiencies, reduce costs and further enhance shareholder value through share buybacks. We continued our focus on this program in Q2 16 and delivered year-over-year improvements in gross margins, operating margins and earnings per share. When we announced this program, we targeted total annualized cost savings of $125 million as measured in the first quarter of 2017. Actions have generated approximately $128 million annualized savings to date, exceeding our goal six months ahead of schedule.

In March 2016, we repurchased $500 million, or approximately 26.3 million shares, of our common stock from the Icahn group. The transaction was separate from our previously authorized share repurchase program where we continued to buy back a modest number of shares. As of March 31, 2016, we have $292.5 million remaining under the Board’s $1 billion share repurchase authorization. We expect that the continued execution of this stock repurchase program will be limited for the foreseeable future.

We continued the evolution of our business models toward recurring revenue during the quarter, with non-GAAP recurring revenue representing 71% of non-GAAP total revenue, compared to 65% a year ago. Deferred revenue grew to $748.5 million, up from $637.8 million or 17% year over year.

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2016 second quarter results	May 10, 2016
Prepared remarks
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Overall, we are pleased with the company’s performance through the first half of fiscal 2016, with continued improvement across all major financial metrics. During the first half of fiscal 2016, compared to the same period last year, non-GAAP revenue grew 1%; net new bookings grew 2%; recurring revenue reached 69%; gross margin improved 100 basis points; operating margin improved 450 basis points; non-GAAP EPS was up $0.19 or 35%; and, cash flow from operations increased $85.4 million or 40%.

Second Quarter 2016 Key Financial Results
Net new bookings in Q2 16 were $313.7 million, up 3% compared to $304.7 million in Q2 15, and benefitted from especially strong bookings in our Enterprise segment. As we have noted previously, bookings growth can vary from quarter to quarter depending on the timing of large transactions. At the end of the quarter, the Estimated 3-Year Value of Total On-Demand Contracts was $2,161.3 million, down from $2,177.9 million a year ago.

Table: Net New Bookings and Estimated On-Demand Contract Values

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016
Net New Bookings (in millions)	$303.8	$304.7	$484.4	$357.4	$308.7	$313.7
Estimated 3-Year Value of Total On-Demand Contracts (in millions)	$2,227.2	$2,177.9	$2,312.6	$2,299.1	$2,245.3	$2,161.3

Q2 16 non-GAAP revenue was $487.4 million, essentially flat compared to $488.1 million a year ago, and representing a 1% organic decline. Q2 16 GAAP revenue was $478.7 million, compared to $475.1 million a year ago. Revenue growth from our automotive solutions, mobile operator services and Enterprise On Demand offerings was weighed down by the accelerated shift from perpetual to recurring revenue models in Dragon Medical and Diagnostics, the erosion of Healthcare On Demand revenues from the growing displacement of transcription by Dragon Medical in conjunction with EMR systems, and the decline in handset revenues in our mobile business.

Q2 2016 non-GAAP fully diluted EPS was $0.38, above our guidance range of $0.33 to $0.36 and up from $0.30 a year ago. Q2 2016 GAAP EPS was $(0.02) per share, improving from $(0.04) a year ago. Non‑GAAP operating margin was 28.4%, up 250 basis points from 25.9% a year ago. Non-GAAP operating margin improvement resulted from cost reductions in all of our operating expense categories from a year ago as well as non-GAAP gross margin improvement of 50 basis points, from 62.5% in Q2 15 to 63.0% in Q2 16.

Segment Discussions

Healthcare
Our Healthcare business delivered a solid second quarter for 2016 with strong net new bookings and non-GAAP revenue of $244.4 million. We continued to deliver strong revenue performance year-over-year in our Dragon Medical, diagnostics and Clintegrity solutions. Results were driven by the launch of our cloud-based offering Dragon Medical One, continued market leadership for our PowerScribe360 portfolio, and the realization of significant improvements in our client’s Case Mix Index (CMI) through our Clintegrity CDI offerings.  This was offset by continued erosion in our traditional transcription business owed in part to the growing penetration of our Dragon Medical solutions.  Segment margin declined 190 basis points over the same period last year owing to a mix shift toward a higher percentage of professional services revenue.

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2016 second quarter results	May 10, 2016
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Table: Healthcare Lines

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016
Annualized line run-rate in healthcare on-demand business (in billions)*	5.433	5.395	5.471	5.278	5.140	5.130

Mobile
Mobile delivered a strong net new bookings quarter in automotive and mobile operator services. As expected, non-GAAP revenue was down approximately 10% in the second quarter from a year ago owing to a decline in handset revenues from deterioration in mature markets.  However, strong bookings for our TV solutions and early design wins in IoT are expected to compensate for eroding handset revenues over time.  Recurring revenue across the business continued to grow year-over-year led by recurring product and licensing revenue in our automotive business, and on-demand revenue in our automotive and mobile operator services businesses.  Automotive continued to deliver solid growth and bookings with global top-tier OEMs for intelligent in-car infotainment systems, particularly in China. Our mobile operator services business delivered strong bookings and recurring revenue with major global carriers including Claro Brazil and T-Mobile.  In addition, our professional services organization performed well with more than 400 active project engagements.  We reported significant year-over-year improvement in segment profit margin, up 510 basis points to 36.4% owing to cost discipline in all of our operating expense categories as well as gross margin improvement as we gain leverage in our hosted offerings.

Enterprise
Our Enterprise business delivered a strong quarter in net new bookings and revenue. Enterprise had especially notable bookings growth for our voice biometrics, multi-channel outbound and Nina virtual assistant offerings. The division recorded its fourth consecutive quarter of sequential revenue growth, with non-GAAP revenue of $94.4 million, up 13% year over year. We continued to improve performance in our contact center solutions, with strength in voice biometrics and professional services through a focus on vertical markets that include financial services, telecommunications, and government. These continuing trends are further evidence that portfolio expansion into multi-channel intelligent self-service is taking hold with our customers. We also benefited from operational changes made at the start of the fiscal year, especially in sales leadership and alignment to verticals and channels, and implementation of our cognitive and AI capabilities. A combination of gross margin improvements and cost control programs, as well as with strong revenue in the quarter delivered segment profit of 36%, up from 24% in Q2 last year.

Imaging
Our Imaging business delivered mixed results in the second quarter of fiscal 2016. The division delivered strong net new bookings growth in our MFP Scan and Print solutions, while non-GAAP revenue declined approximately 5% year over year owing primarily to several large contracts that were not closed until after the end of the quarter. The division continued to secure numerous large enterprise deals with particular strength in the healthcare, government and legal verticals where demand for document security is paramount. Strong net new bookings growth in our MFP Scan and Print solutions was bolstered by the increased adoption of integrated print and capture solutions, where the division is benefiting from market leading positions. Cost reduction efforts drove 39% segment profit, notably from improved maintenance and support margin as well as significant savings in sales and marketing expense.

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2016 second quarter results	May 10, 2016
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Table: Non-GAAP Revenue by Segment

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016	Q2 2016
Healthcare	$250.8	$243.3	$249.4	$257.2	$1,000.8	$248.1	$244.4
Yr/yr. Organic Growth	(3)%	(5)%	(4)%	1%	(3)%	1%	1%
Mobile	$87.5	$102.0	$96.0	$105.8	$391.2	$96.4	$91.8
Yr/yr. Organic Growth	5%	15%	(5)%	3%	4%	(0)%	(16)%
Enterprise	$ 90.6	$ 83.3	$ 87.0	$88.4	$349.3	$88.8	$94.4
Yr/yr. Organic Growth	(4)%	(7)%	(0)%	(10)%	(5)%	(2)%	13%
Imaging	$ 60.1	$ 59.5	$ 56.3	$61.9	$237.7	$61.6	$56.7
Yr/yr. Organic Growth	(9)%	(7)%	(8)%	(11)%	(9)%	3%	(5)%
Total revenue	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9	$487.4
Yr/yr. Organic Growth	(3)%	(2)%	(4)%	(2)%	(3)%	0%	(1)%
Yr/yr. Constant Currency Organic Growth						3%	(1)%

Table: Non-GAAP Profit by Segment

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016	Q2 2016
Healthcare	$78.4	$82.8	$83.9	$98.3	$343.4	$81.2	$78.4
Segment Profit as % of Segment Revenue	31%	34%	34%	38%	34%	33%	32%
Mobile	$12.5	$31.9	$25.5	$38.4	$108.2	$33.8	$33.4
Segment Profit as % of Segment Revenue	14%	31%	27%	36%	28%	35%	36%
Enterprise	$25.3	$19.6	$25.4	$23.9	$94.4	$26.2	$34.1
Segment Profit as % of Segment Revenue	28%	24%	29%	27%	27%	30%	36%
Imaging	$19.9	$22.1	$21.8	$25.5	$89.3	$27.0	$22.2
Segment Profit as % of Segment Revenue	33%	37%	39%	41%	38%	44%	39%
Total segment profit	$136.2	$156.4	$156.6	$186.1	$635.3	$168.2	$168.1
Total segment profit as % of total segment revenue	28%	32%	32%	36%	32%	34%	34%

During the second quarter of fiscal year 2016, we reclassified certain government payroll incentive credits previously reported in the general and administrative expense to research and development expense and cost of revenue. Accordingly, the segment profits in prior periods have been recast to conform to the current period.

Transition to Recurring Revenue Models
Total non‑GAAP recurring revenue increased to 71% in Q2 16 compared to 65% in Q2 15, and up from approximately 52% of total non-GAAP revenue in fiscal 2012. Recurring revenue streams make up an increasing proportion of total revenue, driven by growing customer preference for cloud and subscription offerings.

In Q2 16, we reported non-GAAP total recurring revenue of $345.8 million, compared to $315.6 million a year ago, driven by automotive and mobile operator services. In Q2 16, non‑GAAP perpetual license revenue was $90.2 million, down from $125.9 million a year ago, driven largely by declines in Mobile handset devices.

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2016 second quarter results	May 10, 2016
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Table: Non-GAAP Revenue by Type and as % of Total Non-GAAP Revenue

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015	Q1 2016	Q2 2016
Perpetual Product and Licensing	$119.2	$125.9	$111.7	$118.4	$475.2	$117.2	$90.2
% of Revenue	24%	26%	23%	23%	24%	24%	19%
Recurring Product and Licensing	$61.1	$57.8	$58.2	$76.9	$254.0	$67.9	$74.1
% of Revenue	13%	12%	12%	15%	13%	14%	15%
Professional Services	$ 55.2	$ 51.6	$ 51.6	$53.2	$211.5	$50.0	$55.9
% of Revenue	11%	11%	11%	10%	11%	10%	11%
On-demand	$174.8	$176.2	$185.8	$184.2	$721.2	$179.7	$187.1
% of Revenue	36%	36%	38%	36%	36%	36%	38%
Maintenance and Support	$ 78.8	$ 76.6	$ 81.3	$80.6	$317.1	$80.2	$80.0
% of Revenue	16%	16%	17%	16%	16%	16%	16%
Total revenue	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9	$487.4
Total Recurring Revenue *	$321.7	$315.6	$330.4	$347.0	$1,314.7	$332.5	$345.8
% of Revenue	66%	65%	68%	68%	66%	67%	71%

* Total non-GAAP recurring revenue is the sum of recurring product and licensing, on-demand, and maintenance and support revenues as well as the portion of non-GAAP professional services revenue delivered under ongoing subscription contracts. Non-GAAP recurring product and licensing revenue comprises term-based and ratable licenses as well as revenues from royalty arrangements.

We ended Q2 16 with total deferred revenue of $748.5 million, up 17% from $637.8 million a year ago. Deferred revenue growth was driven by our hosted solutions, most notably our automotive connected services, as well as maintenance and support contracts.

Table: Total Deferred Revenue

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016
Total Deferred Revenue (in millions)	$621.1	$637.8	$647.6	$668.2	$732.7	$748.5

Non-GAAP Expenses
As noted, we initiated a formal transformation program in fiscal 2015 designed to focus our product investments on our best growth opportunities, increase operating efficiencies, reduce costs and further enhance shareholder value through share buybacks. Actions to date under this program have contributed to year-over-year improvements in gross margins and operating margins as well as sequential and year-over-year improvements in EPS and operating cash flow.

Q2 16 gross margin was 63.0% compared to 62.5% a year ago. Gross margin improved year over year for the fifth consecutive quarter, and improved for each revenue type.

Q2 16 operating margin was 28.4% compared to 25.9% a year ago. This is the seventh consecutive quarter of year-over-year operating margin improvement. The 250 basis point improvement was the result of the gross margin improvements discussed above as well as cost reductions in all of our operating expense categories. Q2

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2016 second quarter results	May 10, 2016
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16 total operating expenses were $168.6 million, compared to $178.7 million a year ago. Q2 16 R&D expense was $59.3 million, down from $66.1 million a year ago; Q2 16 sales and marketing expense was $80.4 million, down from $83.4 million a year ago; and, Q2 16 G&A expense was $29.0 million, down from $29.2 million a year ago.

Interest Expense. Net cash interest expense was $18.1 million in Q2 16, down $3.7 million year-over-year as a result of the convertible debenture offering and retirement of our term bank loan during the Q1 16.

Cash Flow from Operations and DSO
Q2 16 cash flow from operations (CFFO) was $159.9 million, up 33% from $119.9 million a year ago. CFFO as a percentage of non-GAAP net income in the quarter was 139%, up from 121% a year ago and exceeded our FY 16 target of 105% to 110%. Cash flow performance in Q2 16 compared to last year benefited from strong profitability. As of March 31, 2016, our balance of cash, cash equivalents and marketable securities was $340.8 million.

Table: Operating Cash Flow

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016
Cash Flow from Operations (in millions)	$95.7	$119.9	$120.3	$151.6	$141.1	$159.9

Days Sales Outstanding (DSO). In Q2 16, DSO was 68 days, compared to 74 days a year ago. The improvement in DSO was due to strong cash collections and ongoing transition to hosted and term offerings, which are billed and collected on a more frequent basis.

Table: Days Sales Outstanding (DSO)

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016
Days Sales Outstanding	78	74	69	67	69	68

Stock Repurchase Program
As part of our ongoing stock repurchase program, during Q2 16 we repurchased 0.5 million shares of our common stock, for a total purchase price of $8.8 million and an average price per share of $17.59. As a result of these repurchases, as of March 31, 2016, we had approximately $292.5 million remaining under the Board’s authorization.

Discussion of Q3 and Fiscal 2016 Guidance and Outlook
In the third quarter and remainder of fiscal year 2016, we expect a continuation of the market trends we experienced in recent periods.  We intend to continue to improve our performance, evolve our business toward recurring revenue models, maintain our cost discipline, and position the company for increased future revenue growth.

We believe our net new bookings growth will continue its solid pace in the second half of fiscal 2016, and that we will finish the year within our previously stated range of 2% to 5% for the full year.  Overall, net new bookings growth will be led primarily by our Enterprise, mobile operator services, Dragon Medical, diagnostics and Clintegrity solutions.

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2016 second quarter results	May 10, 2016
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We expect revenue growth in our Enterprise, automotive, CDI, mobile operator services, and MFP solutions.  This will be partially offset by the accelerated transition of our Dragon Medical and diagnostics offerings to cloud and recurring models, by the erosion of our HIM On Demand revenues from the growing penetration of Dragon Medical solutions, and by pressure on our mobile handset revenue stream.

Taking these factors into account, we expect Q3 16 non-GAAP revenues between $483.0 million and $497.0 million, and Q3 16 GAAP revenues between $476.5 million and $490.5 million.  For the full year, we now expect FY 16 non-GAAP revenues between $1,975.0 million and $2,005.0 million, and FY 16 GAAP revenues between $1,945.0 million and $1,975.0 million.

As part of our ongoing transformation program, we intend to maintain the level of cost discipline we have exercised over the past year, and will continue to execute on further expense programs in order to fund investments that drive stronger net new bookings and organic revenue growth. We previously guided full-year non-GAAP gross margins to be approximately 63% to 64%. We now expect full-year non-GAAP gross margin to be approximately 63%, with the benefits from our transformation initiatives, but accommodating the continued mix shift toward hosted on-demand and services revenue. We previously guided full-year non-GAAP operating margins to be approximately 27% to 28%. We now expect full-year non-GAAP operating margin to be approximately 28%, driven by the early achievement of our $125 million cost program but incorporating, during the second half of the year, our annual merit compensation increase for our employees.

Considering these factors and the revenue projections above, we expect Q3 16 non-GAAP EPS between $0.35 and $0.38 and Q3 16 GAAP EPS between $(0.07) and $(0.04).  For the full year, we expect FY 16 non-GAAP EPS between $1.48 and $1.56 and GAAP EPS between $(0.14) and $(0.06).

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Non-GAAP Organic Revenue Growth. Organic revenue growth is calculated by comparing current period non-GAAP revenue to non-GAAP revenue from the corresponding prior-year period. For purposes of this calculation, prior period non-GAAP revenue is adjusted to include revenue from companies acquired by Nuance as if we had owned the acquired businesses in all periods presented. Non-GAAP organic revenue growth on a constant currency basis is calculated using current period non-GAAP revenue for entities reporting in currencies other than United States dollars, excluding United States dollar-denominated transactions recorded in those entities, converted into United States dollars using the average exchange rates from the prior year period rather than the actual exchange rates in effect during the current period.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

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Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements. Constant currency for net new bookings is calculated using current period net new bookings denominated in currencies other than United States dollars converted into United States dollars using the average exchange rate for those currencies from the prior year period rather than the actual exchange rate in effect during the current period.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: fluctuations in demand for our existing and future products; changes to economic conditions in the United States and internationally; fluctuating currency rates, our ability to control and successfully manage our expenses and cash position; our ability to execute our formal transformation program to reduce costs and optimize processes; the effects of competition, including pricing pressure; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2015 and our quarterly reports, and other reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this document should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

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2016 second quarter results	May 10, 2016
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Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance we mean performance excluding the effect of current foreign currency rate fluctuations. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and six months ended March 31, 2016 and 2015, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Notable Solutions and Quantim for the three and six months ended March 31, 2016, that we would have recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we

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2016 second quarter results	May 10, 2016
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do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs fall into the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i)
Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii)
Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii)
Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs associated with IP collaboration agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
11

incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results. Costs associated with the research and development portion of the agreements have been excluded from research and development expense and costs for the marketing exclusivity period are excluded from sales and marketing expense.

Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying valuation methodologies, subjective assumptions and the variety of award types, we believe that excluding stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that result from unplanned events in order to measure operating performance and current and future liquidity both with and without these expenses. By providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arise outside of the ordinary course of continuing operations. These items include losses from extinguishing our convertible debt and adjustments from changes in fair value of share-based instruments relating to issuing our common stock with security price guarantees payable in cash. Other items such as consulting and professional services fees related to assessing strategic alternatives and our transformation program, and gains or losses on non-controlling strategic equity interests, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
12

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2016	2015	2016	2015

Revenues:
Product and licensing	$158,622	$174,451	$337,672	$344,139
Professional services and hosting	240,196	224,504	467,331	450,674
Maintenance and support	79,915	76,104	159,845	154,265
Total revenues	478,733	475,059	964,848	949,078

Cost of revenues:
Product and licensing	20,823	23,252	44,235	47,222
Professional services and hosting	154,712	150,701	307,971	307,574
Maintenance and support	13,626	13,392	26,922	27,389
Amortization of intangible assets	16,339	15,631	31,970	30,762
Total cost of revenues	205,500	202,976	411,098	412,947

Gross profit	273,233	272,083	553,750	536,131

Operating expenses:
Research and development	67,226	73,723	137,751	155,149
Sales and marketing	92,837	93,249	193,427	204,499
General and administrative	45,940	47,115	86,441	99,237
Amortization of intangible assets	26,448	25,328	53,481	52,155
Acquisition-related cost, net	1,225	6,523	3,705	11,279
Restructuring and other charges, net	6,652	(333)	14,540	1,895
Total operating expenses	240,328	245,605	489,345	524,214

Income from operations	32,905	26,478	64,405	11,917
Other expense, net	(30,706)	(29,517)	(66,504)	(59,637)
Income (loss) before income taxes	2,199	(3,039)	(2,099)	(47,720)
Provision for income taxes	9,245	11,059	17,012	16,873
Net loss	$(7,046)	$(14,098)	$(19,111)	$(64,593)

Net loss per share:
Basic	$(0.02)	$(0.04)	$(0.06)	$(0.20)
Diluted	$(0.02)	$(0.04)	$(0.06)	$(0.20)

Weighted average common shares outstanding:
Basic	298,021	322,879	303,050	322,331
Diluted	298,021	322,879	303,050	322,331

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
13

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	March 31, 2016	September 30, 2015

ASSETS
Current assets:
Cash and cash equivalents	$250,690	$479,449
Marketable securities	59,345	57,237
Accounts receivable, net	365,996	373,162
Prepaid expenses and other current assets	91,542	76,777
Total current assets	767,573	986,625

Marketable securities	30,782	32,099
Land, building and equipment, net	189,414	186,007
Goodwill	3,394,751	3,378,334
Intangible assets, net	719,744	796,285
Other assets	154,372	148,301
Total assets	$5,256,636	$5,527,651

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term related party note payable	$125,000	$—
Current portion of long-term debt	—	4,834
Contingent and deferred acquisition payments	19,428	15,651
Accounts payable and accrued expenses	248,950	281,190
Deferred revenue	378,731	324,709
Total current liabilities	772,109	626,384

Long-term portion of debt	2,131,572	2,118,821
Deferred revenue, net of current portion	369,768	343,452
Other liabilities	188,609	173,742
Total liabilities	3,462,058	3,262,399

Stockholders' equity	1,794,578	2,265,252
Total liabilities and stockholders' equity	$5,256,636	$5,527,651

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
14

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2016	2015	2016	2015

Cash flows from operating activities:
Net loss	$(7,046)	$(14,098)	$(19,111)	$(64,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	57,551	56,847	115,826	114,020
Stock-based compensation	38,163	30,917	80,511	78,271
Non-cash interest expense	12,579	7,539	21,215	14,918
Deferred tax provision	4,089	4,499	3,738	6,386
Loss on extinguishment of debt	—	—	4,851	—
Other	(528)	1,609	(135)	1,427
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	26,004	9,745	22,110	16,988
Prepaid expenses and other assets	3,332	1,445	(16,765)	(13,213)
Accounts payable	8,637	4,428	2,697	1,869
Accrued expenses and other liabilities	7,029	(13,791)	7,334	(50,017)
Deferred revenue	10,112	30,806	78,792	109,575
Net cash provided by operating activities	159,922	119,946	301,063	215,631
Cash flows from investing activities:
Capital expenditures	(11,680)	(13,821)	(32,235)	(30,758)
Payments for business and technology acquisitions, net of cash acquired	(26,725)	(23,760)	(27,399)	(31,891)
Purchases of marketable securities and other investments	(15,687)	(27,883)	(32,757)	(91,348)
Proceeds from sales and maturities of marketable securities and other investments	18,553	13,788	32,681	23,165
Net cash used in investing activities	(35,539)	(51,676)	(59,710)	(130,832)
Cash flows from financing activities:
Payments of debt	—	(1,209)	(511,844)	(2,418)
Proceeds from issuance of convertible debt, net of issuance costs	(848)	—	663,757	—
Payments for repurchase of common stock	(384,758)	(109,838)	(574,338)	(109,838)
Payments for settlement of other share-based derivatives	—	—	—	(340)
Net payments on other long-term liabilities	(233)	(831)	(1,084)	(1,526)
Proceeds from issuance of common stock from employee stock plans	8,404	8,972	8,440	9,149
Cash used to net share settle employee equity awards	(4,802)	(4,299)	(56,973)	(46,953)
Net cash used in financing activities	(382,237)	(107,205)	(472,042)	(151,926)
Effects of exchange rate changes on cash and cash equivalents	1,891	(4,257)	1,930	(5,453)
Net decrease in cash and cash equivalents	(255,963)	(43,192)	(228,759)	(72,580)
Cash and cash equivalents at beginning of period	506,653	517,842	479,449	547,230
Cash and cash equivalents at end of period	$250,690	$474,650	$250,690	$474,650

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
15

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Six months ended
	March 31,		March 31,
	2016	2015	2016	2015

GAAP revenues	$478,733	$475,059	$964,848	$949,078
Acquisition-related revenue adjustments: product and licensing	5,715	9,139	11,708	19,755
Acquisition-related revenue adjustments: professional services and hosting	2,835	3,350	5,363	7,146
Acquisition-related revenue adjustments: maintenance and support	130	515	364	1,114
Non-GAAP revenues	$487,413	$488,063	$982,283	$977,093

GAAP cost of revenues	$205,500	$202,976	$411,098	$412,947
Cost of revenues from amortization of intangible assets	(16,339)	(15,631)	(31,970)	(30,762)
Cost of revenues adjustments: product and licensing (1,2)	(122)	505	(244)	824
Cost of revenues adjustments: professional services and hosting (1,2)	(7,548)	(4,414)	(15,139)	(11,722)
Cost of revenues adjustments: maintenance and support (1,2)	(923)	(631)	(1,991)	(1,574)
Non-GAAP cost of revenues	$180,568	$182,805	$361,754	$369,713

GAAP gross profit	$273,233	$272,083	$553,750	$536,131
Gross profit adjustments	33,612	33,175	66,779	71,249
Non-GAAP gross profit	$306,845	$305,258	$620,529	$607,380

GAAP income from operations	$32,905	$26,478	$64,405	$11,917
Gross profit adjustments	33,612	33,175	66,779	71,249
Research and development (1)	7,967	6,668	17,900	17,177
Sales and marketing (1)	10,460	7,882	23,297	20,416
General and administrative (1)	10,934	10,911	21,565	26,569
Amortization of intangible assets	26,448	25,328	53,481	52,155
Costs associated with IP collaboration agreements	2,000	2,938	4,000	5,876
Acquisition-related costs, net	1,225	6,523	3,705	11,279
Restructuring and other charges, net	6,652	(333)	14,540	1,895
Other	6,025	7,003	9,875	15,835
Non-GAAP income from operations	$138,228	$126,573	$279,547	$234,368

GAAP provision for income taxes	$9,245	$11,059	$17,012	$16,873
Non-cash taxes	(4,065)	(5,332)	(5,677)	(7,491)
Non-GAAP provision for income taxes	$5,180	$5,727	$11,335	$9,382

GAAP net loss	$(7,046)	$(14,098)	$(19,111)	$(64,593)
Acquisition-related adjustment - revenues (2)	8,680	13,004	17,435	28,015
Acquisition-related adjustment - cost of revenues (2)	(209)	(916)	(375)	(1,637)
Acquisition-related costs, net	1,225	6,523	3,705	11,279
Cost of revenue from amortization of intangible assets	16,339	15,631	31,970	30,762
Amortization of intangible assets	26,448	25,328	53,481	52,155
Restructuring and other charges, net	6,652	(333)	14,540	1,895
Non-cash stock-based compensation (1)	38,163	30,917	80,511	78,271
Non-cash interest expense	12,579	7,539	21,215	14,918
Non-cash income taxes	4,065	5,332	5,677	7,491
Costs associated with IP collaboration agreements	2,000	2,938	4,000	5,876
Change in fair value of share-based instruments	(61)	(23)	(61)	538
Loss on extinguishment of debt	—	—	4,851	—
Other	6,176	7,105	10,186	15,938
Non-GAAP net income	$115,011	$98,947	$228,024	$180,908

Non-GAAP diluted net income per share	$0.38	$0.30	$0.74	$0.55

Diluted weighted average common shares outstanding	301,253	324,869	307,889	326,582

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
16

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2016	2015	2016	2015

GAAP operating expenses	$240,328	$245,605	$489,345	$524,214
Research and development (1)	(7,967)	(6,668)	(17,900)	(17,177)
Sales and marketing (1)	(10,460)	(7,882)	(23,297)	(20,416)
General and administrative (1)	(10,934)	(10,911)	(21,565)	(26,569)
Amortization of intangible assets	(26,448)	(25,328)	(53,481)	(52,155)
Costs associated with IP collaboration agreements	(2,000)	(2,938)	(4,000)	(5,876)
Acquisition-related costs, net	(1,225)	(6,523)	(3,705)	(11,279)
Restructuring and other charges, net	(6,652)	333	(14,540)	(1,895)
Other	(6,025)	(7,003)	(9,875)	(15,835)
Non-GAAP operating expenses	$168,617	$178,685	$340,982	$373,012

GAAP research and development expense	$67,226	$73,723	$137,751	$155,149
Non-cash stock-based compensation (1)	(7,967)	(6,668)	(17,900)	(17,177)
Costs associated with IP collaboration agreements	—	(938)	—	(1,876)
Non-GAAP research and development expense	$59,259	$66,117	$119,851	$136,096

GAAP sales and marketing expense	$92,837	$93,249	$193,427	$204,499
Non-cash stock-based compensation (1)	(10,460)	(7,882)	(23,297)	(20,416)
Costs associated with IP collaboration agreements	(2,000)	(2,000)	(4,000)	(4,000)
Non-GAAP sales and marketing expense	$80,377	$83,367	$166,130	$180,083

GAAP general and administrative expense	$45,940	$47,115	$86,441	$99,237
Non-cash stock-based compensation (1)	(10,934)	(10,911)	(21,565)	(26,569)
Other	(6,025)	(7,003)	(9,875)	(15,835)
Non-GAAP general and administrative expense	$28,981	$29,201	$55,001	$56,833

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
17

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended March 31,		Six months ended March 31,
	2016	2015	2016	2015

(1) Non-cash stock-based compensation
Cost of product and licensing	$122	$96	$244	$183
Cost of professional services and hosting	7,757	4,729	15,514	12,352
Cost of maintenance and support	923	631	1,991	1,574
Research and development	7,967	6,668	17,900	17,177
Sales and marketing	10,460	7,882	23,297	20,416
General and administrative	10,934	10,911	21,565	26,569
Total	$38,163	$30,917	$80,511	$78,271

(2) Acquisition-related revenue and cost of revenue
Revenues	$8,680	$13,004	$17,435	$28,015
Cost of product and licensing	—	(601)	—	(1,007)
Cost of professional services and hosting	(209)	(315)	(375)	(630)
Total	$8,471	$12,088	$17,060	$26,378

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
18

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2015	2015	2015	2015	2015	2016	2016
GAAP Revenues	$474.0	$475.1	$477.9	$504.1	$1,931.1	$486.1	$478.7
Adjustment	15.0	13.0	10.8	9.2	47.9	8.8	8.7
Non-GAAP Revenues	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9	$487.4

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2015	2015	2015	2015	2015	2016	2016
GAAP Revenues	$247.7	$240.2	$247.0	$255.0	$990.0	$245.4	$242.1
Adjustment	3.1	3.1	2.4	2.1	10.7	2.7	2.3
Non-GAAP Revenues	$250.8	$243.3	$249.4	$257.2	$1,000.8	$248.1	$244.4

Mobile	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2015	2015	2015	2015	2015	2016	2016
GAAP Revenues	$85.7	$100.2	$94.3	$104.1	$384.3	$95.0	$89.9
Adjustment	1.8	1.7	1.7	1.6	6.9	1.4	2.0
Non-GAAP Revenues	$87.5	$102.0	$96.0	$105.8	$391.2	$96.4	$91.8

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2015	2015	2015	2015	2015	2016	2016
GAAP Revenues	$89.8	$82.6	$86.4	$87.9	$346.7	$88.3	$93.7
Adjustment	0.9	0.7	0.6	0.5	2.7	0.5	0.8
Non-GAAP Revenues	$90.6	$83.3	$87.0	$88.4	$349.3	$88.8	$94.4

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2015	2015	2015	2015	2015	2016	2016
GAAP Revenues	$50.8	$52.0	$50.2	$57.0	$210.0	$57.4	$53.1
Adjustment	9.2	7.5	6.1	4.9	27.7	4.2	3.6
Non-GAAP Revenues	$60.1	$59.5	$56.3	$61.9	$237.7	$61.6	$56.7

Schedules may not add due to rounding.

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
19

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Perpetual Product and Licensing Revenue	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2012	2013	2014	2015	2015	2015	2015	2015	2016	2016
GAAP Revenue	$584.1	$578.1	$496.6	$117.0	$121.3	$108.1	$115.9	$462.1	$115.2	$88.0
Adjustment	73.9	45.7	21.7	2.2	4.6	3.6	2.4	13.0	2.0	2.2
Non-GAAP Revenue	$658.0	$623.8	$518.3	$119.2	$125.9	$111.7	$118.3	$475.2	$117.2	$90.2

Recurring Product and Licensing Revenue	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2012	2013	2014	2015	2015	2015	2015	2015	2016	2016
GAAP Revenue	$156.6	$175.6	$214.4	$52.7	$53.2	$54.7	$73.5	$234.1	$63.9	$70.6
Adjustment	—	24.4	15.6	8.4	4.6	3.5	3.6	20.1	4.0	3.5
Non-GAAP Revenue	$156.6	$200.0	$230.0	$61.1	$57.8	$58.2	$76.9	$254.0	$67.9	$74.1

Professional Services Revenue	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2012	2013	2014	2015	2015	2015	2015	2015	2016	2016
GAAP Revenue	$183.1	$208.1	$220.7	$54.8	$51.2	$51.2	$52.9	$210.0	$49.7	$55.6
Adjustment	0.7	17.9	7.5	0.4	0.4	0.4	0.3	1.5	0.3	0.4
Non-GAAP Revenue	$183.8	$226.0	$228.2	$55.2	$51.6	$51.6	$53.2	$211.5	$50.0	$55.9

Hosting Revenue	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2012	2013	2014	2015	2015	2015	2015	2015	2016	2016
GAAP Revenue	$490.9	$624.3	$690.2	$171.4	$173.3	$183.1	$181.7	$709.5	$177.4	$184.6
Adjustment	5.3	9.3	15.6	3.4	2.9	2.8	2.4	11.5	2.3	2.5
Non-GAAP Revenue	$496.2	$633.6	$705.8	$174.8	$176.2	$185.9	$184.2	$721.2	$179.7	$187.1

Maintenance and Support	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2012	2013	2014	2015	2015	2015	2015	2015	2016	2016
GAAP Revenue	$236.8	$269.2	$301.6	$78.2	$76.1	$80.9	$80.2	$315.4	$79.9	$79.9
Adjustment	6.7	5.1	3.2	0.6	0.5	0.4	0.3	1.8	0.2	0.1
Non-GAAP Revenue	$243.5	$274.3	$304.8	$78.8	$76.6	$81.3	$80.6	$317.1	$80.2	$80.0

Total Recurring Revenues	FY	FY	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2012	2013	2014	2015	2015	2015	2015	2015	2016	2016
GAAP Revenues	$896.7	$1,087.4	$1,228.4	$308.9	$307.5	$323.6	$340.5	$1,280.5	$326.1	$339.6
Adjustment	12.2	40.2	34.9	12.7	8.1	6.8	6.5	34.1	6.4	6.2
Non-GAAP Revenues	$908.8	$1,127.6	$1,263.3	$321.7	$315.6	$330.4	$347.0	$1,314.7	$332.5	$345.8

Schedules may not add due to rounding.

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
20

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2015	2015	2015	2015	2015	2016	2016

Total segment revenues	$489.0	$488.1	$488.7	$513.3	$1,979.1	$494.9	$487.4
Acquisition-related revenue adjustments	(15.0)	(13.0)	(10.8)	(9.2)	(47.9)	(8.8)	(8.7)
Total consolidated revenues	$474.0	$475.1	$477.9	$504.1	$1,931.1	$486.1	$478.7

Total segment profit	$136.2	$156.4	$156.6	$186.1	$635.3	$168.2	$168.1
Corporate expenses and other, net	(37.2)	(36.8)	(32.4)	(35.2)	(141.6)	(30.7)	(35.9)
Acquisition-related revenues and costs of revenues adjustment	(14.3)	(12.1)	(10.2)	(8.6)	(45.2)	(8.6)	(8.5)
Non-cash stock-based compensation	(47.4)	(30.9)	(41.7)	(56.8)	(176.8)	(42.3)	(38.2)
Amortization of intangible assets	(42.0)	(41.0)	(42.1)	(43.2)	(168.3)	(42.7)	(42.8)
Acquisition-related costs, net	(4.8)	(6.5)	(2.4)	(0.7)	(14.4)	(2.5)	(1.2)
Restructuring and other charges, net	(2.2)	0.3	(10.8)	(11.0)	(23.7)	(7.9)	(6.7)
Costs associated with IP collaboration agreements	(2.9)	(2.9)	(2.6)	(2.0)	(10.5)	(2.0)	(2.0)
Other expense, net	(30.1)	(29.5)	(47.2)	(28.6)	(135.4)	(35.8)	(30.7)
(Loss) income before income taxes	$(44.7)	$(3.0)	$(32.9)	$0.1	$(80.5)	$(4.3)	$2.2

Schedules may not add due to rounding.

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
21

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended June 30, 2016
	Low	High
GAAP revenue	$476,500	$490,500
Acquisition-related adjustment - revenue	6,500	6,500
Non-GAAP revenue	$483,000	$497,000

GAAP net loss per share	$(0.07)	$(0.04)
Acquisition-related adjustment - revenue	0.02	0.02
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.06	0.06
Amortization of intangible assets	0.09	0.09
Non-cash stock-based compensation	0.16	0.16
Non-cash interest expense	0.05	0.05
Non-cash income taxes	0.01	0.01
Restructuring and other charges, net	0.00	0.00
Other	0.01	0.01
Non-GAAP net income per share	$0.35	$0.38

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	279,500	279,500
Weighted average common shares: diluted	282,500	282,500

© 2016 Nuance Communications, Inc. All rights reserved

2016 second quarter results	May 10, 2016
Prepared remarks
22

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2016
	Low	High
GAAP revenue	$1,945,000	$1,975,000
Acquisition-related adjustment - revenue	30,000	30,000
Non-GAAP revenue	$1,975,000	$2,005,000

GAAP net loss per share	$(0.14)	$(0.06)
Acquisition-related adjustment - revenue	0.10	0.10
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.04	0.04
Cost of revenue from amortization of intangible assets	0.21	0.21
Amortization of intangible assets	0.35	0.35
Non-cash stock-based compensation	0.59	0.59
Non-cash interest expense	0.15	0.15
Non-cash income taxes	0.04	0.04
Costs associated with IP collaboration agreements	0.01	0.01
Change in fair value of share-based instruments	(0.00)	(0.00)
Restructuring and other charges, net	0.06	0.06
Loss on extinguishment of debt	0.02	0.02
Other	0.05	0.05
Non-GAAP net income per share	$1.48	$1.56

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	291,500	291,500
Weighted average common shares: diluted	298,500	298,500

© 2016 Nuance Communications, Inc. All rights reserved